Exhibit 99.1
San Juan Basin Royalty Trust
News Release
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, December 20, 2007 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $8,927,669.56 or $0.191545 per unit, based principally upon production during the month of October 2007. The distribution is payable January 15, 2008, to unit holders of record as of December 31, 2007.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,137,225 Mcf (3,390,575 MMBtu). Dividing revenues by production volume yielded an average gas price for October 2007 of $5.75 per Mcf ($5.32 per MMBtu) as compared to $5.17 per Mcf ($4.84 per MMBtu) for September 2007. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $2,204,726. Lease operating expenses were $2,337,361 and taxes were $1,758,115.
     As reported in various media, Williams Field Services has shut down its Ignacio gas processing plant due to a fire which occurred at the facility on November 28, 2007. The Ignacio plant has a processing capacity of approximately 450 MMcf per day. Williams reports that it has rerouted approximately 100 MMcf of the plant’s normal daily production capacity to other facilities in the San Juan Basin and that it continues to work on rerouting additional volumes. The mishap did not affect the current distribution but may affect future distributions. However, at this time, the Trustee has no basis on which to estimate the affect on future distributions. In addition, Burlington Resources Oil & Gas Company LP has informed the Trustee that it is attempting to temporarily shift volumes to other facilities while the Ignacio plant is down.

Contact:	San Juan Basin Royalty Trust
Lee Ann Anderson, Vice President and Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Website: www.sjbrt.com e-mail: sjt@compassbank.com fax: (817) 735-0936